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EXHIBIT 1

                           TERM SHEET

1.       GENERAL

     a. The largest unsecured creditors, i.e. those with claims in excess of $50,000, ("Major Creditors") shall convert all of their unsecured debt (approximately $45,000,000) into Radius' common stock.

     b. A convenience class of unsecured creditors, i.e. those with claims less than $50,000, ("Convenience Class") shall be given the election of receiving a portion of their claim in cash or converting into equity on same terms as Major Creditors.

     c. IBM Credit Corporation ("IBM Credit") shall agree to restructure its loan, including a conversion of a portion of its debt into senior preferred stock convertible into Radius' common stock.

2.         CONVERSION OF DEBT INTO EQUITY BY MAJOR CREDITORS

     a. Debt of Major Creditors will include "component claims" of SCI, Avex, MSL and Mitsubishi.

    b. Debt owed to Major Creditors shall be converted into the number of shares of the common stock of Radius which will, together with common stock issued to the members of the Convenience Class electing to convert their debt into common stock, represents 60% of the issued and outstanding common stock of Radius.

      i. The shares of common stock shall be allocated among the Major Creditors and the electing members of the Convenience Class on a prorata basis, based upon their allowed claims. Appropriate amounts of common stock will be reserved for any disputed claims. Determination of allowed and disputed claims shall be made by Radius with the concurrence of the Creditors' Committee by the Closing Date.

     ii. The common stock issued to the Major Creditors shall have the same rights and privileges as the currently outstanding common stock of Radius, including the right to receive the same dividends and the same right to vote.

     iii. The agreement of all Major Creditors to the conversion of their claims into shares of said common stock shall be a condition of the obligations of Radius, IBM Credit and the


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     Unofficial Creditors Committee of Radius, Inc. ("Committee")
     under this Term Sheet. Radius, IBM Credit and the Committee may elect to waive this requirement that all of the Major
     Creditors must convert.

     iv. The agreement of Major Creditors, holding at least 75%


















































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<PAGE 2>
     of the total amount of claims held by Major Creditors, to hold their shares in a trust or other arrangement to insure a stable market price for the stock issued to the Major Creditors, shall be a condition of the obligations of Radius, IBM Credit and the Committee under this Term Sheet.

3.         TREATMENT OF THE CONVENIENCE CLASS

     a. This class consists of creditors of Radius, each holding claims in an amount less than $50,000, numbering approximately
290 creditors to whom is owed approximately $1,900,000.

 b. Radius will initially offer to each creditor in the Convenience Class payment, on the Closing Date, an amount not to exceed 20% of their allowed claim, in full payment of said claim.
The existing Committee will assist Radius in obtaining said consents.

 c. Creditors in the Convenience Class, who do not accept the offer described in sub-paragraph III.B. above, may exchange their claim for common stock on the same terms set forth in paragraph II.

d. The agreement of creditors in the Convenience Class numbering at least 95% of said creditors and holding at least 95% of the total amount of claims held by all creditors in the Convenience Class, to accept either the payment referred to in sub-paragraph III.B. or the conversion of debt into common stock referred to in sub-paragraph III.C., shall be a condition of the obligations of Radius, IBM Credit and the Committee under this Term Sheet. Radius, IBM Credit and the Committee may elect to waive this requirement.

e. IBM Credit shall advance to Radius up to $500,000, to be used, as determined by Radius, to make the payments to the creditors in the Convenience Class, pursuant to the Working Line of Credit referred to in paragraph IV.B. below. Radius will not pay more than $500,000 to the Convenience Class in connection with settling the claims of the Convenience Class.

4.       RESTRUCTURE OF IBM CREDIT DEBT

IBM Credit will restructure its existing debt of approximately
$23,000,000 as follows:

     a. IBM Credit will convert $3,000,000 of its existing debt into preferred stock, convertible into the common stock of Radius. The rights and preferences of the preferred stock are as follows: i. The preferred stock shall at all times be senior to any other preferred stock and have a liquidation preference of $3,000,000 plus any accrued but unpaid dividends (collectively the "Liquidation Value"). ii. The preferred stock shall be convertible into the number of shares of the common stock of


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Radius, which will represent 7% of the issued and outstanding common stock of Radius as of the date of the conversion into common stock, excluding common shares issued pursuant to the warrants or as dividends on the preferred stock and any other equity issuances authorized by Radius and approved by IBM Credit after the Closing Date. The common stock issued to IBM Credit, on the conversion of the preferred stock, shall have the same rights and privileges as the currently outstanding common stock of Radius, including the right to receive the same dividends and















































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<PAGE 3>
the same  right to vote.  iii.  The preferred stock shall receive
10% cumulative dividends, which shall, at the election of Radius, be payable either in cash or in additional shares of common stock of Radius, at the market price in effect on the date the dividend is due, which shall have the same rights and privileges as the common stock to be issued to IBM Credit on the conversion of the preferred stock into common stock. iv. The preferred stock shall be redeemable, at IBM Credit's election, at 100% of Liquidation Value, upon the sale of Radius' "Splash" stock or such other non-ordinary course of business events as may be agreed to by Radius, IBM Credit, and the Committee prior to the Closing Date. In the event IBM
Credit does not so elect, then Radius can either, at IBM Credit's election, (i) redeem the preferred stock at 110% of the Liquidation Value or (ii) convert the preferred stock to common stock pursuant to paragraph IV.A.2. above. v. Radius can elect to convert the preferred stock into common stock, at any time more than ninety (90) days after the Closing Date, when the average closing market price of Radius' common stock is more than 150% of the conversion price for a period of over fifteen consecutive trading days, at a premium of 10% (i.e.
the shares shall be converted into common stock representing 7.7% of the outstanding common stock rather than 7%). vi. The preferred stock, the common stock into which it is convertible, the warrants, the common stock issuable in connection with the exercise of the warrants and the common stock which may be issued as dividends on the preferred stock, shall be registered with the SEC at the time of the issuance of the preferred stock. IBM Credit shall have the right to demand registration of any common stock issued to it by Radius once per year for two years after the last such issuance. After the expiration of the initial registration statement by Radius
(on form S-1), at IBM Credit's request,  Radius shall file a form
S-3 registration statement with the SEC as soon as permitted by the SEC and shall use its best efforts to make such registration statement effective as soon as practicable after notice by IBM Credit of its intention to sell common stock.

     b. IBM Credit and Radius shall negotiate a new loan agreement between IBM Credit and Radius ("Working Line of Credit"), upon terms and conditions satisfactory to IBM Credit and Radius, with a credit limit of at least $5,000,000 subject to the following: i. The initial amount of the existing indebtedness which shall continue to be subject to the Working Line of Credit shall be the amount of the "borrowing base" upon which IBM Credit is required to loan pursuant to the Working Line of Credit, as of the Closing Date, plus the amount to be advanced pursuant to paragraph III.E. above. ii. IBM Credit shall, upon the request of Radius, be required to make advances to Radius, as required by Radius' business from time to time, to the extent of the "borrowing base", without taking into account the amount advanced pursuant to paragraph III.E. above, provided Radius, at the


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time of said request, is in full compliance with the terms  and conditions of said Working Line of Credit and the Term Loan referred to below. iii. The interest rate on the amount owing on the Working Line of Credit up to the amount of the "borrowing base" shall be prime plus 2.25%; the interest rate on any portion of the amount owing in excess of the "borrowing base" shall be prime plus 3.25%. iv. The "borrowing base" shall be: (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the value of eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of eligible QMS (Japan) and Computers Unlimited (Europe) accounts receivable or $500,000.

     c. The balance of Radius'  existing  indebtedness to IBM
Credit, as of the Closing Date, shall be converted into a term loan with a term of four years (the "Term Loan") to be paid








































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<PAGE 4>
follows: i. The interest rate on the Term Loan shall be prime plus 3.25% and shall be payable with the interest on the Working Line of Credit. ii. Principal on the Term Loan shall (subject to the minimum payments specified below) be paid as follows: (i) 50% from the Net Operating Cash Flow of Radius;
(ii) 100% of any Non-Operating Cash Flow of Radius (i.e. net proceeds from the disposition of assets of Radius, other than in the ordinary course of business); and (iii) 10% of any new equity invested in Radius during the term of the Term Loan. Net
Operating Cash Flow and Non-Operating Cash Flow of Radius shall be defined in a manner approved by Radius, IBM Credit and the Committee prior to the Closing Date. iii. The minimum payments due on the Term Loan, from Net Operating Cash Flow, shall be 37.5% of the Net Operating Cash Flow projected by Radius, on schedules prepared by Radius and approved by IBM
Credit from time to time, during the term of the Term Loan. Failure of Radius to achieve the levels of cash flow projected shall constitute a "performance default" under the loan documents and failure of Radius to pay the amounts due pursuant to the foregoing shall constitute a "payment default" under the loan documents. iv. IBM Credit shall have the right to require Radius to sell the following percentages of its interest in the "Splash stock", on a cummulative basis, and to apply the proceeds received from said sale to the payment of the Term Loan as follows: (i) up to 50% of Radius' interest in said stock at any time within one year after the registration of said stock as part of a public offering of the stock; (ii) up to 25% of Radius' interest in said stock at any time during each of the second and third years after the registration of said stock as part of a public offering of the stock (plus any unsold portion of the Radius' interest in said stock which IBM Credit could have required Radius to sell in a previous year); (iii) up to 100% of Radius' interest in said stock, notwithstanding the provisions of paragraphs (a) and (b) above, at any time after the registration of said stock as part of a public offering of the stock, that the balance of the Term Loan shall be more than 90% of the market value of Radius' interest in said stock.

     d. The Working Line of Credit and the Term Loan shall be cross-collateralized and cross-defaulted and shall include customary positive and negative covenants including a prohibition on common stock dividends while amounts are owing on the Working Line of Credit and the Term Loan.

     e. All Non-Operating Cash Flow, including all proceeds from any collateral held by IBM Credit to secure its indebtedness, shall be applied in the following order: i. first, to the payment of any amounts advanced by IBM Credit, on or after the Closing Date, in excess of the amount of the "borrowing base" upon which IBM Credit is required to loan pursuant to the terms and conditions of Working Line of Credit, including the $500,000 to be advanced pursuant to paragraph III.; ii.


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second,  to the payment of any amounts  outstanding on the Term
Loan; iii. third, at IBM Credit's election, to the redemption of any preferred stock received by IBM Credit on the conversion of a portion of its debt pursuant to paragraph IV.A. of this Term Sheet; and iv. finally, to the payment of any amounts owing on the Working Line of Credit.

     f. IBM Credit and Radius will agree on what portion of the remaining Net Operating Cash Flow, which is not required to be applied to the Term Loan, shall be used to repay the amount to be advanced pursuant to paragraph III.E.

5.        STOCK RESTRICTIONS AND RIGHTS.











































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<PAGE 5>
     a. The issuance of the common stock (and the preferred stock convertible into common stock, warrants, the common stock issuable in connection with the exercise of the warrants and the common stock which may be issued as dividends on the preferred stock) referred to herein shall be in compliance with all applicable federal and state securities laws. Radius shall register said securities with the Securities
and  Exchange   Commission  pursuant  to  the  Securities Act of
1933, and take all action required by applicable federal and state securities laws so that said securities may be freely traded. Radius shall remain current in all of its required filings pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and all applicable state securities laws.

     b. It is understood that Radius may issue additional shares of common stock to provide incentive compensation to management of Radius, provided that the number of shares to be issued, when combined with shares to be issued on the exercise of any existing stock options, shall not exceed 10% of the common stock issued and outstanding as of the Closing Date (counting any common stock to be issued to IBM Credit upon the conversion of its preferred stock). The issuance of said additional shares of common stock shall not reduce the interest of the Major Creditors, together with the members of the Convenience Class electing to convert their debt into common stock, below 60% of the outstanding common stock, or the interest of IBM Credit below 7% of the outstanding common stock. Any dilution of ownership due to the issuance of said additional shares of common stock shall be to the currently issued and outstanding common stock. Prior to the Closing Date, no additional shares, nor options or other rights to acquire shares in Radius shall be issued or granted other than in connection with Radius' existing stock option plans (which will not dilute the unsecured creditors' 60% and IBM Credit's 7% interests in Radius).

     6. TERMINATION OF OVERRIDE PAYMENTS. Upon execution of this Term Sheet, and for so long as the parties shall continue to pursue their efforts to carry out the terms of this Term Sheet, each of the members of the Committee who have continued to supply product to Radius, on condition that Radius pay to them an amount equal to 110% of the price of the new product shipped, shall cease said requirement for payment of said override.

     7. WARRANTS TO CREDITORS. In consideration for the credit which they have extended and may extend in the future, the following creditors shall receive warrants to purchase shares of Radius' common stock as follows:

         a.       IBM Credit shall receive warrants to purchase
600,000 shares;




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         b.     Any Major  Creditor  who shall  extend to Radius
open credit terms, agreed to by Radius and said Major Creditor, shall receive warrants to purchase a number of shares computed on a mutually agreeable basis (provided that the warrants issued to all Major Creditors shall not exceed 600,000 shares).

         c. The exercise price shall be the average market price of Radius' common stock during the period from five trading days prior to the Closing Date until five trading















































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<PAGE 6>
[SIGNATURE]
days following the Closing Date, not to exceed $1.25 per share.

     d. The warrants may be exercised, at any time, during the four years following the Closing Date, provided that at the time of said exercise, in the case of a Major Creditor who has extended open credit terms to Radius, said Major Creditor has not ceased extending said credit for any reason other than Radius' failure to pay amounts owing to said Major Creditor in accordance with said terms.

8. OTHER DOCUMENTS. This Term Sheet sets forth the broad terms of an agreement in principle between Radius, IBM Credit and the Committee concerning the subject matter hereof and is
intended to provide  the   framework   for  further
documentation. The provisions set forth above represent certain key terms that have been the basis of the parties' discussions to date and will continue to serve as the basis of the various agreements, documents and instruments (relating to the restructuring, recapitalization and related transactions referenced above) to be negotiated and documented in order for there to be a definitive and binding agreement among the parties. Accordingly, this agreement in principle is not intended to confer any legal or equitable rights or to impose any legal or equitable obligations whatsoever, of any kind, character or nature on any party. Such agreements, documents and instruments, when they become fully effective in accordance with their terms, shall supersede in their entirety this Term Sheet. All parties agree to maintain the confidentiality of the terms provided in this document, except as required by law.

9. TIMETABLE All documents and all actions necessary to carry out the terms and conditions of this Term Sheet and the conversion shall be executed and completed by September 30, 1996, or such other date as may be mutually agreed by the parties to this Term Sheet ("Closing Date").

Executed effective this 11 day of July, 1996.


RADIUS, INC.                      IBM CREDIT CORPORATION


by /s/ Charles Berger              by /s/ Philip Morse
   __________________                 _________________
       Charles Berger, President          Philip Morse


THE UNOFFICIAL CREDITORS COMMITTEE
  OF RADIUS, INC.


MITSUBISHI ELECTRONICS AMERIC


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by
   ___________________________
       Carl Carlson, Co-Chairman



















































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SCI SYSTEMS
by
   ____________________________
       Michael Ledbetter, Co-Chairman


AVNET EMG
MANUFACTURERS' SERVICES LTD.


by
   ____________________________
by
   ___________________________
       Dennis E. Losik
       Rick Bettes


MITSUBISHI INTERNATIONAL
QUANTUM ELECTRONICS


by
   ____________________________
by
   ___________________________
       Takahiro Kitamoto
       Aimee Takamoto

TECH DATA CORP.

by
   ____________________________
       David Vetter